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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 3, 1996

                                   ZILA, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     0-17521                   86-0619668
(State or other jurisdiction        (Commission                (IRS Employer
    of incorporation)               File Number)             Identification No.)


5227 North 7th Street  Phoenix, Arizona                             85014
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code   (602) 266-6700
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ITEM 5.  OTHER EVENTS

               On Wednesday April 3, 1996, the Proctor & Gamble Company ("P&G") notified Zila that it was terminating its license agreement with the Company to market Zila's oral cancer diagnostic, OraScan. Such termination will be effective on July 1, 1996. P&G informed Zila that its decision to terminate the Zila agreement was based upon the P&G decision to refocus its resources on its core product lines.

               The terms of the license agreement provides that P&G may terminate the agreement upon 90-days notice. Under such provisions, P&G is required to continue to pay certain nonrefundable licensing fees to Zila during such 90-day period notwithstanding the termination. The Company estimates that such licensing fees along with certain other payments that may be due under the agreement could be as much as $1 million, in the aggregate.

               The Company is confident in the viability of the OraScan product and expects to begin marketing OraScan in certain foreign countries in approximately four months. The Company will continue with the FDA approval process for OraScan. In addition, the Company is reviewing its options relative to the introduction of OraScan in the United States once FDA approval is received. The Company may decide to enter into a new licensing agreement to replace the P&G agreement; alternatively, the Company may decide to market OraScan itself or in conjunction with a marketing and distribution company or in a joint venture with such an entity.

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                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ZILA, INC.

Date: April 10, 1996                   By    /s/ Janice L. Backus
                                         ----------------------------
                                                 Janice L. Backus
                                                 Vice President/Secretary

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